EXHIBIT 21

Carmike Cinemas, Inc.

List of Subsidiaries

Subsidiary	State of Incorporation	% Owned

Eastwynn Theatres, Inc.	Alabama	100%
Wooden Nickel Pub, Inc.	Delaware	100%
Military Services, Inc.	Delaware	100%